FIRST AMENDMENT TO
               FORM OF PLAN OF DISTRIBUTION PURSUANT TO RULE 12b-1

                           HALTER POPE USX CHINA FUND
                                 CLASS C SHARES

      This FIRST AMENDMENT (the "Amendment") to the Plan of Distribution (the "Plan") of the Halter Pope USX China Fund (the "Fund") is made as of _______, 2005, by the Pope Family of Funds, a statutory business trust organized and existing under the laws of the state of Delaware (the "Trust").

      WHEREAS, the Fund originally offered a single class of shares designated the "Adviser Class"; and

      WHEREAS, the Fund has (i) determined to add a second class of shares to be designated the Class A shares of the Fund, (ii) determined to adopt a separate Plan of Distribution under Rule 12b-1 specifically for the Class A shares; and
(iii) determined to change the name of the Adviser Class of shares to "Class C Shares"; and

      WHEREAS, the Plan will continue to be the Plan of Distribution under Rule 12b-1 for the Class C Shares

      WHEREAS, the Trustees of the Trust as a whole, including the Trustees who are not interested persons of the Trust (as defined in the 1940 Act) and who have no direct or indirect financial interest in the operation of this Amendment or in any agreement relating hereto (the "Non Interested Trustees"), having determined, in the exercise of reasonable business judgment and in light of their fiduciary duties under state law and under Section 36(a) and (b) of the 1940 Act, that there is a reasonable likelihood that this Amendment will benefit the Fund and its shareholders, have approved this Amendment by votes cast at a meeting held in person and called for the purpose of voting hereon and on any agreements related hereto; and

      NOW, THEREFORE, the Trust hereby adopts this Amendment in accordance with Rule 12b 1 under the 1940 Act, with respect to the Fund, on the following terms and conditions:

      1. Title. The Plan is redesignated as the "Halter Pope USX China Fund Class C Shares Plan of Distribution pursuant to Rule 12b-1."

      2. Class C Shares. References in the Plan to "shares of the Fund" and "Fund shares" are replaced with "Class C Shares".

      3. No Further Amendment. Except as provided herein, there are no further amendments to the Agreement.

      For witness whereof, the undersigned have executed this Amendment as of the date first above written.